Exhibit 3.57(a)

ARTICLES OF INCORPORATION
OF
PREMIUM PROCESSING, INC.

I.

          The name of this corporation shall be PREMIUM PROCESSING, INC.

II.

          The period of duration for which this corporation shall exist shall be perpetual.

III.

          The purposes for which this corporation is organized are as follows: To establish, erect, construct, purchase, lease or otherwise acquire, and to hold, use, equip, maintain, own and/or operate a coal handling, shipping, processing, loading and/or mining business and/or any other establishments of like kind and description; to engage in, all activities, to render all services. and to buy, use, handle arid deal in all supplies, apparatus, equipment, accessories, materials, products and merchandise, incidental or related thereto and for use therein; to employ persons as necessary and collect compensation for services rendered; to do any or all things incidental, necessary, suitable, convenient or proper for the accomplishment of all the purposes, objects, powers and business of the Corporation; and to do or transact any or all lawful business for which Corporations may be incorporated under the laws of the State of West Virginia.

IV.

          The address of the principal office of the Corporation is:

P.O. Box 1104 Princeton, WV 24740

          The name and address of the person to whom shall be sent notice of process served upon is:

Timothy D. Boggess 1617 North Walker Street Princeton, WV 24740

          The number of Directors constituting the initial Board of Directors shall be two (2) in number and their names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify am as follows:

Timothy D. Boggess 1617 North Walker Street Princeton, WV 24740 Gina D. Boggess P.O. Box 5GI4 Princeton, WV 24740

V.

          The name and address of the incorporator of this Corporation is as follows:

Timothy D. Boggess c/o WILLS & SADLER 1617 North Walker Street Princeton, WV 24740

VI.

          The amount of total authorized capital stock of said corporation shall be $1,000.00. The Corporation shall have only one class of common stock. The aggregate number of shares which the Corporation shall have authority to issue and the par value per share are as follows:

Class and Series Common	Number of Shares 100	Par Value $10.00

VII.

           Further provisions for the regulation of the internal affairs of the Corporation are contained in the Bylaws of the Corporation.

          I, the undersigned, for the purpose of forming a corporation under the laws of the State of West Virginia, do make these Article of Incorporation. and I have accordingly hereto set my hand this the 10th day of May, 1996.

s/b Timothy D. Boggess

STATE OF WEST VIRGINIA
COUNTY OF MERCER, TO-WIT:

          I, the undersigned, a Notary Public within and for the County and State aforesaid, do hereby certify that TIMOTHY D. BOGGESS, whose name is signed to the foregoing writing, has this day personally appeared before me and acknowledged the same in my said County and State.

Given under my hand this 10th day of May, 1996.

My Commission expires: January 9, 2002

s/b Eileen M. Thorne NOTARY PUBLIC

(SEAL)	(Note: Official Notary Seal Affixed)

These Articles of Incorporation
Were Prepared by:

William J. Sadler, Esquire
WILLS AND SADLER
1617 North Walker Street
Princeton, WV 24740